EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors
LCI Industries:

We consent to the incorporation by reference in the registration statements (No. 333-225177, 333-91174, 333-141276, 333-152873, 333-161242, 333-181272, and 333-201336) on Form S-8 of LCI Industries (the Company) of our report dated February 25, 2021, with respect to the consolidated balance sheets of LCI Industries and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10-K of LCI Industries.

Our report dated February 25, 2021 on the consolidated financial statements refers to a change in the method of accounting for leases effective January 1, 2019 due to the adoption of Accounting Standards Update 2016-02, Leases, and all related amendments, which established Accounting Standards Codification Topic 842, Leases.

Our report dated February 25, 2021 on the effectiveness of internal control over financial reporting as of December 31, 2020 contains an explanatory paragraph that states the Company acquired Challenger Door, LLC ("Challenger") and Veada Industries, Inc. ("Veada") during 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, Challenger and Veada internal control over financial reporting associated with total assets of $138.9 million and total revenues of $8.1 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Challenger and Veada.

/s/ KPMG LLP

Chicago, Illinois
February 25, 2021